Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 1, 2008, July 31, 2008, and October 30, 2008 on our reviews of interim consolidated financial information of 3M Company for the three-month periods ended March 31, 2008 and 2007, the three- and six-month periods ended June 30, 2008 and 2007 and the three- and nine-month periods ended September 30, 2008 and 2007, and included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively, are incorporated by reference in this Registration Statement on Form S-8 dated January 8, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

January 8, 2009